EXHIBIT 5



                  [KENNEDY, BARIS & LUNDY, L.L.P. LETTERHEAD]


                                 March 27, 2003


Board of Directors
Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, Maryland 20814


         Re:  Registration Statement on Form S-2


Gentlemen:

         As counsel to Eagle Bancorp, Inc. (the "Company") we have participated in the preparation of the Company's Registration Statement on Form S-2 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed offering, through the efforts of certain directors and officers of the Company as described in the prospectus, with the assistance of Friedman, Billings, Ramsey & Co., Inc., a registered broker dealer of up to 1,217,291 shares of the Company's common stock (the "Shares").

         As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company .

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."

                                         Sincerely,



                                         /s/  Kennedy, Baris & Lundy, L.L.P.
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